PRESS RELEASE
FOR IMMEDIATE RELEASE

SINOBIOMED SUBSIDIARY SIGNS EXPORT CONTRACT
FOR RECOMBINANT HUMAN INTERFERON α-2B

CONTRACT WITH PAKISTAN’S BOSCH PHARMACEUTICALS
FOLLOWS SUCCESSFUL DRUG REGISTRATION IN MAY

Shanghai - June 21 2007 - Sinobiomed Inc. (“Sinobiomed”, or “the Company”) (OTCBB: SOBM) is pleased to announce that its 82% owned subsidiary, Shanghai Wanxing Bio-pharmaceuticals Co. Ltd. (“Shanghai Wanxing”), has signed a sales contract with Bosch Pharmaceuticals (Pvt) Ltd. (“Bosch”) to export recombinant human Interferon α-2b to Pakistan.

Shanghai Wanxing has already accepted an initial order for 30,000 doses of its recombinant human Interferon α-2b. The drug is used to treat hepatitis B, hepatitis C, viral infections and other conditions, including chronic leukemia and tumors.

The contract with Bosch follows the registration of Shanghai Wanxing’s recombinant human Interferon α-2b by Pakistan’s Health Ministry in May 2007 and their inspection of its production facility, which was recently re-certified as meeting GMP (Good Manufacturing Practices) standards by China’s FDA (SFDA). The 2,500-square-meter plant passed the local GMP re-certification inspection that the SFDA conducted from April 12 to 14, 2007 in Shanghai.

The Bosch contract is a key milestone in Shanghai Wanxing’s aggressive international sales and marketing program that emphasizes technological cooperation in developing countries and expanded distribution channels worldwide. Shanghai Wanxing has also recently signed a sales agreement with Chemo Corp. for distributing products in Vietnam and is now well advanced in the process of registering its recombinant human Interferon α-2b in that country.

ABOUT BOSCH

Established in 1996, Bosch is one of the leading pharmaceutical companies in Pakistan, and the country’s largest producer of injectable cephalopsorins, with six sterile areas for Cephalosporins, Quinolones, Ophthalmics, aminoglycosides and Lyophlized products. ISO 9001 & cGMP certified, Bosch is the first producer in Pakistan with a separate plant for penicillin products. With annual sales revenue of US$20 million in 2006, Bosch has recently begun expanding into biotech products.

ABOUT SINOBIOMED INC.

Sinobiomed Inc. is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Sinobiomed currently has 10 products approved or in development: two on the market, one approved and GMP certified that starts production in July 2007, four in clinical trials and three in research and development. The Company’s products respond to a wide range of diseases and conditions, including malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration. (www.sinobiomed.com)

Contact:

Sinobiomed Investor Relations
Toll Free: 1-866-588-0829
Email: info@sinobiomed.com

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